EXHIBIT 99.1

December 22, 2005 9:00 a.m. Pacific Time Company Press Release

SOURCE:	Cowlitz Bancorporation
CONTACTS:	Richard J. Fitzpatrick, President & Chief Executive Officer
(360) 423-9800

COWLITZ BANCORPORATION ANNOUNCES
NEW CHIEF FINANCIAL OFFICER

LONGVIEW, Wash., December 22, 2005 /PRNewswire/ --

Cowlitz Bancorporation (NASDAQ: CWLZ), and its wholly owned subsidiary Cowlitz Bank, are pleased to announce the addition of Gerald L. Brickey as Executive Vice President & Chief Financial Officer of the bank and holding company effective December 28, 2005.

Mr. Brickey, 52, is a certified public accountant and most recently served as Controller for Pope & Talbot, Inc. (NYSE: POP), a forest products company headquartered in Portland, Oregon. Mr. Brickey has almost 20 years of financial services industry experience. His most recent banking experience was as Vice President, Assistant Controller of U.S. Bancorp prior to its acquisition by First Bank System of Minneapolis, Minnesota.

"Mr. Brickey is an extremely important addition to our existing management team. We are very excited to have someone of his knowledge and experience as our new CFO," said Richard Fitzpatrick, President and CEO.

Cowlitz Bancorporation is the holding company of Cowlitz Bank, which was established in 1977. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank located in Bellevue, Seattle, and Vancouver, Washington and Portland and Wilsonville, Oregon; and Bay Mortgage, with residential lenders in Cowlitz County branches, as well as the Vancouver office. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers, and offers trust services out of Longview, Washington, and in its Bay Bank branch in Portland, Oregon.